UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 17, 2024

MDB Capital Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-41751	87-4366624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14135 Midway Road, Suite G-150

Addison, TX 75001

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 526-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, representing Limited Liability Interests	MDBH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective June 17, 2024, the Board of Directors (the “Board”) of MDB Capital Holdings, LLC (the “Company”) increased the size of the Board by one position to a total of eight directors and filled the vacancy created by the increase by appointing Mr. Daniel Torpey, age 60, as an independent director. Mr. Torpey will also serve as a member of the audit committee of the Board. Mr. Torpey’s initial term as a director will expire on the date of the Company’s next annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Daniel Torpey has served as an Independent Board Observer and audit committee observer to the Company’s Board of Directors since January 1, 2024. He is a qualified financial expert pursuant to rules of the Securities and Exchange Commission applicable to the company. Mr. Torpey is currently an Assurance partner at Ernst & Young LLP (EY) in their Forensic & Integrity Services practice and will be retiring from the firm in June 2024. Mr. Torpey has been with EY for over 23 years and prior to that he was a partner at Arthur Anderson LLP from July 2001 – May 2002, and a partner and held various other titles at PricewaterhouseCoopers (and its predecessor firm Coopers & Lybrand) from 1992 – 2001. Mr. Torpey served as an auditor in EY’s audit practice from 1989 – 1992. Mr. Torpey served as a staff and senior accountant at Matson Driscoll & Damico, LLP. from 1986-1989. Mr. Torpey received his Bachelor of Science in Accountancy from St. John’s University, Jamaica, New York in 1986 and is a Certified Public Accountant licensed in the state of New York and Texas.

The Board has determined that Mr. Torpey qualifies as an independent director under the corporate governance standards of Nasdaq, and that there are no arrangements or understandings between Mr. Torpey and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Torpey has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Torpey has also been determined to be a qualified financial expert due to his extensive financial training and years of employment as a partner with Ernst & Young LLP.

As compensation for his service on the Board and any committees thereof, Mr. Torpey will receive an annual cash payment of $50,000, an onboarding payment of $12,500, and an award of restricted stock units under the Company’s 2022 Equity Incentive Plan to acquire up to 100,000 Class A shares, of which 20,000 of the Class A shares vest on the first anniversary of the grant date, then 10,000 of the Class A shares vest at the end of each 6 months thereafter, provided that Mr. Torpey is in the position of the directorship through and on the date(s) of vesting. Under the award agreement, Mr. Torpey will have the right to distributions and dividends of any purchase rights that are generally distributed to holders of the Class A shares, but no other rights of a shareholder of the Company until the vesting, issuance and delivery of the Class A shares under the terms of the award. Mr. Torpey will be reimbursed usual and reasonable expenses incurred in the performance of his duties as a director.

Item 8.01 Other Events

On June 17, 2024, the Company adopted a revised Code of Ethics, a copy of which is filed herewith as an exhibit.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed with this report

Exhibit Number	Exhibit Description
10.1	Director Offer Letter between the Registrant and Mr. Daniel Torpey, dated June 17, 2024.

14.1	Code of Ethics, as of June 17, 2024

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2024	MDB Capital Holdings, LLC

	By	/s/ Christopher Marlett
Christopher Marlett
Chief Executive Officer